Exhibit 23.3

Consent of Independent Certified Public Accountants

We have issued our report dated April 30, 2014, with respect to the audited consolidated financial statements of Erick Flowback Services, LLC as of and for the years ended December 31, 2013 and 2012, included in the Current Report of New Source Energy Partners L.P. on Form 8-K/A dated August 14, 2014, which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement of New Source Energy Partners L.P. on Form S-8.

/s/ Grant Thornton LLP

Oklahoma City, Oklahoma

June 29, 2015